Exhibit 8.1

November 21, 2007

Re: Issuance and Sale of the Trust Preferred Securities,
Wachovia Capital Trust X

Wachovia Corporation

301 South College Street

Charlotte, North Carolina 28288

Wachovia Capital Trust X

c/o Wachovia Corporation

301 South College Street

Charlotte, North Carolina 28288

Ladies and Gentlemen:

We have acted as special tax counsel to Wachovia Corporation, a North Carolina financial holding corporation (the “Corporation”), and Wachovia Capital Trust X, a Delaware statutory trust (the “Trust,” and together with the Corporation, the “Registrants”), in connection with the preparation and filing by the Registrants with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (File No. 333-140491 and 333-140491-06), under the Securities Act of 1933, as amended (the “Act”), as it became effective under the Act (the “Registration Statement”) and with respect to: (i) the issuance and sale of the 7.85% Extendible Long Term Subordinated Notes by the Corporation (the “LoTS”) pursuant to the Indenture, dated as of February 1, 2006, between the Corporation and U.S. Bank National Association, as trustee, as supplemented by the Fourth Supplemental Indenture, dated as of November 21, 2007 (together, the “Indenture”); and (ii) the issuance and sale of the Trust

November 21, 2007

Preferred Securities and the Trust Common Securities (collectively, the “Trust Securities”) pursuant to the Amended and Restated Trust Agreement (the “Trust Agreement”), dated as of November 21, 2007, among the Corporation, as Sponsor, U.S. Bank National Association, as Property Trustee, U.S. Bank Trust National Association, as Delaware Trustee, and the Administrative Trustees named therein. The Trust Securities will be offered for sale to investors pursuant to the Registrants’ prospectus dated February 7, 2007, as supplemented by the prospectus supplement dated November 14, 2007 (together, the “Prospectus”), filed by the Registrants pursuant to Rule 424(b) of the rules and regulations of the Commission under the Act.

The Trust Securities are guaranteed by the Corporation with respect to the payment of distributions and payments upon liquidation, redemption and otherwise pursuant to, and to the extent set forth in, the Guarantee Agreements, (the “Guarantees”), dated as of November 21, 2007, between the Corporation, as guarantor, and U.S. Bank National Association, as guarantee trustee, for the benefit of the holders of the Trust Securities. All capitalized terms used in this opinion letter and not otherwise defined herein shall have the meaning ascribed to such terms in the Prospectus.

In delivering this opinion letter, we have reviewed and relied upon: (i) the Prospectus; (ii) the Indenture; (iii) a form of the LoTS; (iv) the Trust Agreement; (v) the Guarantees; and (vi) a form of the Trust Securities; and have made such other investigations as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

November 21, 2007

In rendering the opinions described below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the transactions related to the issuance of the LoTS and the Trust Securities will be consummated in accordance with the terms of the documents and forms of documents described herein.

Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein and in the Prospectus, we are of the opinion that, (i) assuming that the Trust was formed and will be maintained in compliance with the terms of the Trust Agreement, the Trust will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes, and (ii) although the matter is not free from doubt, the LoTS will be treated as debt for United States federal income tax purposes.

We express no opinions with respect to the transactions referred to herein or in the Prospectus other than as expressly set forth herein. Moreover, we note that there is no authority directly on point dealing with securities such as the Trust Securities or transactions of the type described herein and that our opinions are not binding on the Internal Revenue Service or the courts, either of which could take a contrary position. Nevertheless, we believe that the opinions expressed herein, if challenged, would be sustained by a court with jurisdiction in a properly presented case.

November 21, 2007

We do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion letter as an exhibit to the Corporation’s Form 8-K (which is deemed incorporated by reference into the Prospectus constituting part of the Registration Statement) and to the use of our name under the captions “Certain United States Federal Income Tax Consequences” and “Validity of Securities” in the Prospectus.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP